EXHIBIT 10.3
Summary of Terms of
Warrants Issued to
The Elevation Fund LLC
as of June 30, 2006
In connection with a Loan Agreement dated April 1, 2005 and an Extension Agreement dated July 18, 2005, The Fashion House Holdings, Inc. (the “Company”) previously has issued to The Elevation Fund LLC warrants (the “Previous Warrants”) to purchase an aggregate of 1,662,500 shares of the Company’s common stock with an exercise price of $0.80 per share. The Previous Warrants are no longer deemed outstanding, and, as of June 30, 2006, warrants (the “New Warrants”) to purchase 1,212,500 shares of common stock of the Company are issued and outstanding to The Elevation Fund LLC. The exercise price of the New Warrants is $0.60 per share and the New Warrants expire on August 19, 2015.
In connection with the issuance of the New Warrants, the following liquidated damages clause has been eliminated:
•	Additional Warrants, as defined in the Loan Agreement dated April 1, 2005, which were accruing at a rate equal to 75,000 warrants for each 30 day period subsequent to November 3, 2005 that the Company’s registration statement had not been filed and an additional 75,000 warrants for each 30 day period subsequent to February 19, 2006.
In connection with the issuance of the New Warrants and the elimination of the above damages clause, the Company is no longer obligated to issue additional warrants to The Elevation Fund LLC.